THIS CONVERTIBLE DEBENTURE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST THEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT (OR ANY SUCCESSOR RULE) OR (3) COMPREHENSIVE HEALTHCARE SOLUTIONS, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT NO VIOLATION OF THE ACT WILL BE INVOLVED IN SUCH TRANSFER.

COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.

CONVERTIBLE DEBENTURE

$200,000

August 19, 2005

The undersigned, COMPREHENSIVE HEALTHCARE SOLUTIONS, INC., a Delaware corporation (the “Company”), with offices at 45 Ludlow Street, Suite 602, Yonkers, New York 10705, promises to pay to the order of COMPREHENSIVE ASSOCIATES LLC, a New York limited liability company (together with its successors and assigns, the “Holder”), on December 31, 2006 (the “Maturity Date”), at the offices of the Holder located at 64 Shelter Lane, Roslyn, New York 11577, or at such other place as the Holder may designate to the Company, in writing, the principal amount of TWO HUNDRED THOUSAND DOLLARS ($200,000), together with interest thereon at the rate of six percent (6.0%) per annum from the date hereof.

SECTION 1. PAYMENT OF PRINCIPAL AND INTEREST.

Unless earlier converted in accordance with the terms of Section 2 below or redeemed and prepaid in accordance with the terms of Section 3 below, the entire outstanding principal amount of this Debenture, together with any accrued interest thereon (the “Outstanding Amount”), shall be due and payable on the Maturity Date, in cash.

SECTION 2. CONVERSION.

(a)  Conversion Right.

(i)  At any time after the date hereof, and from time to time until this Debenture is paid in full, the Holder may, in its sole discretion, convert all or any portion of the Outstanding Amount (the “Conversion Right”) into such number of shares (the “Conversion Shares”) of common stock of the Company, par value $.10 per share (“Common Stock”), that shall be obtained by dividing the portion of the Outstanding Amount to be converted by thirty-five cents ($0.35), subject to adjustment as provided below in this Section 2 (the “Conversion Price”).

(ii)  The Holder shall be entitled to exercise the Conversion Right from time to time as to the Outstanding Amount upon written notice to the Company (the “Conversion Notice”), which notice shall be in the form attached hereto as Annex I. The date upon which the conversion shall be effective (the “Conversion Date”) will be the date specified in the Conversion Notice. The Holder will be deemed the record holder of the Conversion Shares on the Conversion Date whether or not the Company or its transfer agent is then open for business. Within one (1) day of the Conversion Date, the Company shall issue appropriate stock certificates to the Holder (or such other person or entity designated by the Holder) representing the aggregate number of Conversion Shares due to the Holder as a result of such conversion. The Company shall take all other necessary or appropriate actions in connection with or to effect such conversion.

(iii)  The Company shall, at all times, reserve and keep available out of its authorized capital stock, solely for the purposes of issuance upon conversion of this Debenture, such number of its shares of Common Stock as shall be issuable upon the conversion of this Debenture; and if at any time the number of authorized shares of Common Stock shall not be sufficient to effect the conversion of this Debenture, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose; the Company shall have analogous obligations with respect to any other securities or property issuable upon conversion of this Debenture. As long as this Debenture shall be outstanding, the Company shall use its best efforts to cause all the shares of Common Stock issuable upon conversion of this Debenture to be listed and/or quoted on all securities exchanges and/or Nasdaq or other medium on which such shares may then be listed.

(b)  Below Conversion Price Issuance; Stock Dividends, Etc.

(i)  Sale of Shares Below Conversion Price.

(A)  If at any time or from time to time after the date hereof the Company issues or sells shares of Common Stock or Common Stock Equivalents (as hereinafter defined) (other than as a dividend or other distribution on any class of stock as provided in Section 2(b)(ii) below, or a subdivision or combination of shares as provided in Section 2(b)(iii) below) for an Effective Price (as hereinafter defined) that is less than the Conversion Price then in effect, then, and in each such case, the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to the Effective Price. For purposes hereof,

(I)  a “Common Stock Equivalent” shall mean each share of Common Stock into which securities or property or rights are convertible, exchangeable or exercisable for or into shares of Common Stock, or otherwise entitle the holder thereof to receive, directly or indirectly, any of the foregoing (provided that the Conversion Price shall be adjusted to reflect any termination of such instruments prior to the exercise of the Conversion Right); and

(II)  the “Effective Price” of

(A)  a Common Stock Equivalent shall mean the sum of (x) the fair market value of the consideration paid for such security plus (y) the fair market value of the minimum consideration, if any, to be paid for the conversion, exercise or exchange of such security for or into each share of Common Stock, in each case on a per share of Common Stock basis (provided that the Conversion Price shall be adjusted to reflect adjustments to the Effective Price based upon any change in such minimum consideration to be paid prior to the exercise of the Conversion Right); and

(B)  a share of Common Stock issued by the Company (other than upon the conversion, exercise or exchange of Common Stock Equivalents) shall be the fair market value of the consideration paid for such share of Common Stock.

(B)  Consideration Received for Securities. For the purpose of making any adjustment required under this Section 2(b)(i), the consideration received by the Company for any issue or sale of securities shall (x) to the extent it consists of cash, be computed at the gross amount of cash received by the Company prior to deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, and (y) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined, in good faith, by the Board of Directors, and if additional shares of Common Stock and/or Common Stock Equivalents are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined, in good faith, by the Board of Directors to be allocable to such additional shares of Common Stock and/or Common Stock Equivalents, which determination shall be subject to the approval of the Holder; provided that, in the event the Holder does not agree with the Company’s determination of the value of such consideration, the parties shall mutually agree upon and appoint an appraiser, which shall be commissioned to investigate the value of the property to be distributed and shall submit a notice of an appraisal of that value to the Company and to the Holder within thirty (30) days of such commission. The appraiser shall be instructed to determine such value without regard to income tax consequences to the recipient as a result of receiving consideration other than cash. The value determined by the appraiser shall be conclusive. The expense of the appraisal process shall be borne by the Company.

(ii)  Adjustment for Common Stock Dividends and Distributions. If, at any time after the date hereof, the Company makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, in each such event, the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Common Stock Equivalents issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(b)(ii) to reflect the actual payment of such dividend or distribution.

(iii)  Adjustments for Stock Splits, Stock Subdivisions and Combinations. If, at any time after the date hereof, the Company subdivides or combines the Common Stock, (A) in the case of a subdivision (including a stock split), the Conversion Price in effect immediately prior to such event shall be proportionately decreased and the number of shares of Common Stock issuable hereunder shall be proportionately increased, and (B) in the case of a combination (including a reverse stock split), the Conversion Price in effect immediately prior to such event shall be proportionately increased and the number of shares of Common Stock issuable hereunder shall be proportionately decreased. Any adjustment under this Section 2(b)(iii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iv)  Adjustments for Reclassification, Reorganization, Merger, Consolidation and Sale. In case of (A) any reclassification, reorganization, change or conversion of securities of the Common Stock (other than a change in par value, or from par value to no par value) into other shares or securities of the Company, or (B) any merger or consolidation of the Company with or into another entity (other than a merger or consolidation with another entity in which the Company is the acquiring and the surviving entity and that does not result in any reclassification or change of the Common Stock), or (C) any sale of all or substantially all the assets of the Company, the Holder shall have the right to receive, in lieu of the shares of Common Stock into which this Debenture is convertible, the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger, consolidation or sale upon conversion by the Holder of the maximum number of shares of Common Stock into which this Debenture could have been converted immediately prior to such reclassification, reorganization, change, merger, consolidation or sale, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The provisions of this clause (iv) shall similarly attach to successive reclassifications, reorganizations, changes, mergers, consolidations and sales.

(c)  Other Distributions. In the event the Company provides the holders of its Common Stock with consideration that is not otherwise addressed in this Section 2 (including, without limitation, declaring a distribution payable in securities, assets, cash or evidences of indebtedness issued by other persons or the Company (excluding cash dividends declared and paid by the Company out of retained earnings), then, in each such case, the Holder shall be entitled to a pro rata share of any such distribution as though the Holder was a holder of the number of shares of Common Stock of the Company issuable upon the conversion of this Debenture in whole as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(d)  Recapitalizations. If at any time there occurs a recapitalization of the Common Stock (other than a subdivision, combination, merger, consolidation or sale of assets provided for in this Section 2), the Holder shall be entitled to receive upon conversion of this Debenture the number of shares of capital stock or other securities or property of the Company or otherwise, to which a holder of the Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 with respect to the rights of the Holder after the recapitalization to the end that the provisions of this Section 2 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of this Debenture) shall be applicable after that event as nearly equivalent as may be practicable.

(e)  No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or By-laws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(f)  Notice of Adjustments. Whenever there shall be any change pursuant to this Section 2, the Company shall prepare a certificate setting forth, in reasonable detail, the event requiring the change and the kind and amount of shares of stock and other securities, money and property subsequently issuable upon a conversion hereof. Such certificate shall be signed by its chief financial officer and shall be delivered to the Holder or such other person as the Holder or any successor notice recipient may designate.

(g)  Fractional Shares; Rounding. No fractional shares of Common Stock will be issued in connection with any conversion hereunder, but in lieu of such fractional shares, the number of shares of Common Stock to be received by the Holder upon conversion shall be rounded up to the nearest whole share. All calculations under this Section 2 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(h)  Registration Rights. Pursuant to a Registration Rights Agreement of even date between the Company and the Holder, the Holder has been granted certain registration rights with respect to the resale of the Conversion Shares.

SECTION 3. REDEMPTION.

The Company may, at its option, elect to redeem and prepay all or any portion of the outstanding principal of this Debenture, provided that all accrued interest thereon is paid simultaneously with the principal payment redeemed and prepaid. The redemption price shall be one hundred ten percent (110%) of the principal amount of the Debenture redeemed, plus accrued interest thereon. Any such election to redeem and prepay this Debenture shall be exercised by providing written notice thereof to the Holder (the “Redemption Notice”) not less than thirty (30) days prior to the date fixed in such notice as the date for redemption (the “Redemption Date”). The Redemption Notice shall indicate the principal amount to be redeemed and prepaid. Notwithstanding the foregoing, (a) the Holder may exercise its Conversion Right pursuant to Section 2 hereof at any time prior to the Redemption Date, (b) no Redemption Notice may be sent unless and until a registration statement covering the resale of the Conversion Shares (the “Registration Statement”) has been filed with the Securities and Exchange Commission and such Registration Statement is current and effective and (c) the Company shall not be permitted to redeem and prepay any portion of the outstanding principal amount of this Debenture if the Registration Statement is not current and effective on the Redemption Date.

SECTION 4. EVENTS OF DEFAULT.

The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(a)  a default in the payment of any portion of the principal amount of this Debenture, when and as the same shall become due and payable, whether on the Maturity Date, the Redemption Date or otherwise;

(b)  a default in the payment of any accrued and unpaid interest on this Debenture, when and as the same shall become due and payable;

(c)  a breach by the Company of any of its representations and warranties or other obligations under this Debenture and the failure to cure such breach within ten (10) days after written notice thereof by the Holder;

(d)  the failure by the Company at ay time to reserve and keep available out of its authorized stock, solely for the purposes of issuance upon conversion of this Debenture, such number of its shares of Common Stock as shall be issuable upon the conversion of this Debenture;

(e)  the failure by the Company to timely file any report pursuant to the Securities Exchange Act of 1934, as amended;

(f)  at any time after the nine (9) month anniversary of the date hereof, the Registration Statement is not effective and current;

(g)  the Company’s Common Stock is not listed on either the OTC Bulletin Board, Nasdaq or a national securities exchange;

(h)  John Treglia is no longer serving as Chief Executive Officer of the Company;

(i)  Paul Rothman is no longer serving as President of the Company;

(j)  a distress, execution, sequestration or other process is levied or enforced upon the Company or sued out against, in each case, a material part of its property which is not discharged or challenged within sixty (60) days;

(k)  the Company is unable to generally pay its debts as they mature or become due;

(l)  the Company ceases wholly or substantially to carry on its business or dissolves;

(m)  the Company shall make a general assignment for the benefit of creditors, or shall admit in writing its general inability to pay, or shall generally fail to pay, its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Company or of any substantial part of the assets of the Company, or shall commence any case or other proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Company; or

(n)  a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Company bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Company in an involuntary case under federal bankruptcy laws as now or hereafter constituted.

SECTION 5. REMEDIES IN THE EVENT OF DEFAULT.

(a)  In the case of an Event of Default, the Holder may in its sole discretion demand that the Outstanding Amount shall be and become immediately due and payable in cash whereupon the same shall become immediately due and payable.

(b)  The Company hereby waives demand and presentment for payment, notice of nonpayment, protest and notice of protest, diligence, filing suit, and all other notices

(c) Should the indebtedness represented by this Debenture or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceedings (whether at the trial or appellate level), or should this Debenture be placed in the hands of any agent or attorneys for collection upon default or maturity, the Company agrees to pay, in addition to all other amounts due and payable hereunder, all costs and expenses of collection or attempting to collect this Debenture, including reasonable attorneys’ fees.

(d)  In the case of an Event of Default, this Debenture shall bear interest after such default at an interest rate of sixteen percent (16%) per annum.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to the Holder as follows:

(a)  The Company has all requisite corporate power and authority to authorize and execute this Debenture and the certificates evidencing the Conversion Shares and to perform all obligations and undertakings under this Debenture;

(b)  This Debenture has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms;

(c)  The Conversion Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable;

(d)  Neither execution and delivery of this Debenture, nor the issuance of the Conversion Shares upon the conversion of this Debenture in accordance with the terms hereof, will be inconsistent with the Company’s Certificate of Incorporation or By-laws, as amended, and do not and will not constitute a default under any indenture, mortgage, contract or other instrument, judgment, decree or order to which the Company is a party or by which it is bound; and

(e)  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, of which 14,255,470 shares are issued and outstanding. There are no subscriptions, options, warrants, rights, calls or other commitments to which the Company is a party, or by which it is bound, calling for the issuance, sale, transfer or other disposition of any class of securities of the Company and there are no outstanding securities or instruments of the Company convertible into or exchangeable for shares of Common Stock or any other securities of the Company.

SECTION 7. COVENANTS OF THE COMPANY.

(a)  The Company shall not incur any indebtedness for money borrowed which shall rank senior to this Debenture as to priority of payment.

(b)  The Company agrees that it will not sell, or enter into any agreement to sell, shares of its Common Stock or any Common Stock Equivalents for an Effective Price that is less than fifty cents ($.50) per share (the “Threshold Price”) (as such Threshold Price is adjusted for the events set forth in subparagraphs (ii), (iii) and (iv) of Section 2(b)) without the prior consent of the Holder, which consent shall not be unreasonably withheld. Any consent given by the Holder shall not impair or otherwise affect the Holder’s rights under Section 2 hereof, including, without limitation, the anti-dilution adjustments provided for therein.

SECTION 8. MISCELLANEOUS.

(a)  This Debenture and all of the provisions hereof shall be binding upon and inure to the benefit of the Company, the Holder and their respective successors and assigns. All or any part of this Debenture may be assigned or transferred by the Holder and its assigns and transferees.

(b)  All notices, demands and requests of any kind to be delivered to any party in connection with this Debenture shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by a recognized overnight delivery courier or by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission addressed as follows:

(i)  if to the Company, to:

Comprehensive Healthcare Solutions, Inc.
45 Ludlow Street, Suite 602
Yonkers, New York 10705
Attention: John H. Treglia, Chairman of the Board & Chief Executive Officer
Facsimile: (914) 375-3696

with a copy to:

Anslow & Jaclin, LLP
195 Route 9, Suite 204
Manalapan, New Jersey 07726
Attention: Gregg E. Jaclin, Esq.
Facsimile: (732) 577-1188

(ii)	if to the Holder, to:

Comprehensive Associates LLC
64 Shelter Lane
Roslyn, New York 11577
Attention: Robyn Schreiber
Facsimile: (516) 621-9172

with a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue, 9th Floor
East Meadow, New York 11554
Attention: Fred Skolnik, Esq.
Facsimile: (516) 296-7111

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 8. Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of a recognized overnight delivery courier, on the business day after the date when sent, (iii) in the case of mailing, on the third business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, on the date of transmission.

(c)  This Debenture represents the entire agreement between the parties hereto with respect to the subject matter thereof. This Debenture may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and the Holder.

(d)  This Debenture shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.

(e)  The invalidity of any of the provisions of this Debenture shall not invalidate or otherwise affect any of the other provisions of this Debenture, which shall remain in full force and effect.

(f)  Notwithstanding anything to the contrary contained in this Debenture, the rate of interest payable on this Debenture shall never exceed the maximum rate of interest permitted under applicable law.

(g)  The Company acknowledges and agrees that the obligations under this Debenture are unconditional and are not subject to any defense, counterclaim or right of offset or setoff.

(h)  All payments made under this Debenture shall be made by electronic funds wire transfer in accordance with the wire transfer instructions submitted by the Holder as the first payment method option; however, the Holder may designate that payments may be made by bank or certified check, at the offices of the Holder set forth herein or such other place as the Holder shall designate in writing to the Company.

(i)  The Company covenants to the Holder that upon receipt of a description of circumstances reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Debenture, the Company will make and deliver a new Debenture, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Debenture.

(j)  The descriptive headings of the several sections and paragraphs contained in this Debenture are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Debenture .

(k)  The Company acknowledges that it has been represented by counsel in connection with this Debenture. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Debenture against the party that drafted it has no application and is expressly waived by the Company. The provisions of this Debenture shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

{Remainder of page intentionally left blank. Signature page follows.}

IN WITNESS WHEREOF, the Company has executed and delivered this Debenture on the date first above written.

COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.

By:	/s/ John Treglia
John Treglia
Title: Chairman of the Board & Chief Executive Officer

ANNEX 1
FORM OF CONVERSION NOTICE

To: Comprehensive Healthcare Solutions, Inc.

The undersigned owner of this Convertible Debenture hereby exercises the option to convert this Debenture, or the portion hereof below designated, into shares of Common Stock of Comprehensive Healthcare Solutions, Inc. in accordance with the terms of this Debenture and directs that the shares issuable and deliverable upon the conversion be issued and delivered to the registered holder hereof or its designee as indicated below.

Dated:

By:_________________________________

Address:____________________________

_______________________________

Taxpayer Identification No.: ______________
Amount to be Converted: $_______________

Effective Date of Conversion:_____________

Name in which Shares
are to be Issued: _______________________